UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2025

CORE LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41695	98-1164194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6316 Windfern Road
Houston, TX		77040
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 328-2673

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.01)	CLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2025, Core Laboratories Inc. (the "Parent Borrower") and Core Laboratories (U.S.) Interests Holdings, Inc. (the "U.S. Borrower" and together with the Parent Borrower, collectively the "Company") entered into a Ninth Amended and Restated Credit Agreement (henceforth referred to as the "Amended Credit Agreement") with various financial institutions who are parties to the Amended Credit Agreement (collectively, the "Lenders"), with Bank of America, N.A. also serving as administrative agent for the Lenders and as collateral agent for various secured parties. Additionally, Bank of America is serving as swing line lender and letter of credit issuing bank.

The Amended Credit Agreement primarily includes the following changes:

•
To appropriately size the credit facility in line with the Company’s intended uses, the aggregate borrowing commitment has been increased from $135 million to $150 million, with a $50 million accordion option. Draws of up to $100 million are available in the form of a revolving credit facility through the maturity date, and a single draw of $50 million is available in the form of a delayed draw term loan through January 12, 2026;
•
The maturity date has been extended for a four-year period ending on July 22, 2029, subject to springing maturity as follows: unless the Company’s liquidity equals or exceeds the principal amount of each of the respective senior notes series that remain outstanding on each of the respective springing maturity dates as follows:
o
if any portion of the Company’s 2021 Series B Senior Notes due January 12, 2028, in the aggregate principal amount of $15 million, remains outstanding on October 17, 2027, the revolving credit facility will mature on October 17, 2027, or
o
if any portion of the Company’s 2023 Series A Senior Notes due June 28, 2028, in the aggregate principal amount of $25 million, remains outstanding on March 28, 2028, the revolving credit facility will mature on March 28, 2028.

There are no material changes to other terms of the facility, including assets securing the debt, pricing on the debt, cross default provisions associated with the senior notes, financial covenants, or the interest coverage and leverage ratios.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On July 23, 2025, Core Laboratories Inc. issued a press release announcing its financial results for the second quarter of 2025.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On July 23, 2025, Core Laboratories Inc. issued a press release announcing a quarterly cash dividend of $0.01 per share of common stock for shareholders of record on August 4, 2025 and payable August 25, 2025.

The full text of the press release is set forth in Exhibit 99.1 attached hereto.

The information in this Report and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly stated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 Ninth Amended and Restated Credit Agreement, by and among Core Laboratories Inc., Core Laboratories (U.S.) Interests Holding, Inc., and the lenders party thereto and Bank of America, N.A. as administrative agent, dated July 22, 2025.

99.1 Press release issued on July 23, 2025 *

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

* This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories Inc.

Dated: July 23, 2025	By	/s/ Christopher S. Hill
Christopher S. Hill
Chief Financial Officer